EXHIBIT 3.1
CONFORMED COPY TO REFLECT AMENDMENTS MADE THROUGH MAY 5, 2017

RESTATED CERTIFICATE OF INCORPORATION
-of-
HARDINGE INC.
Under Section 807 of the Business Corporation Law.

1.	The name of the Corporation is Hardinge Inc.

2.
The purposes for which it is to be formed are to acquire, buy, purchase, lease, or otherwise equip, maintain, and operate a general machine shop, to design and manufacture tools, machinery, boilers, engines, and all things made wholly or partly from metals, to do repairing, welding, brazing, stamping, and cutting and electrical work of all kinds, to engage in all kinds of mechanical and electrical engineering and manufacturing business; to apply for, acquire, buy, lease, sell, assign, pledge or otherwise acquire or dispose of letters patent issued by the United States or by any foreign country; and to acquire by purchase or otherwise, and to sell, assign, or pledge or license territorial rights authorizing the manufacture of patent articles, to acquire by purchase or otherwise licenses, privileges, inventions, trade-marks and trade-names used in connection with any article that this Corporation has the right to manufacture, buy or sell; and to grant licenses under letters patent of the United States or any foreign country to purchase, lease or otherwise acquire and to sell, mortgage or lease real property, whether improved or unimproved, or any interest therein, and to any amount, in the State of New York, or any state or territory of the United States or any foreign country; and to conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country, in conformity with the laws of said state, territory or foreign country; and to have and maintain in any said state, territory or foreign country a business office, plant or store; and to do and perform all and everything which may be necessary, advisable or suitable and proper for the conduct of business of said Corporation and for the purpose of carrying out the objects heretofore expressed, and to exercise all implied powers and rights in the conduct of the business which the Corporation may possess.

3.	The total number of shares which the Corporation may henceforth have is 22,000,000, all of which are to have a par value of $0.01 each, which shares shall be classified as follows:
2,000,000 shares of the par value of $0.01 each are to be Preferred Stock; and

20,000,000 shares of the par value of $0.01 each are to be a single class of common stock (the “Common Stock”).

4.	The relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each class are as follows:

I.
The Preferred Stock may be issued from time to time in one or more series, each such series to have the number of shares and designation, and the shares of each such series to have such relative rights, preferences or limitations, as the Board of Directors, subject to the limitations prescribed by law or provided herein, may from time to time fix, before issuance, by delivering an appropriate certificate of amendment to the Department of State pursuant to the Business Corporation Law of the State of New York. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the fixing of the following:

(a)	The number of shares to constitute the series and the distinctive designation thereof;

(b)	The dividend rate on the shares of the series; whether dividends shall be cumulative, and, if so, from what date or dates;

(c)
Whether or not the shares of the series shall be redeemable and, if redeemable, the terms upon which the shares of the series may be redeemed and the premium, if any, over and above the par value thereof and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

(d)
Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(e)
Whether or not the shares of the series shall be convertible into shares of any class or classes of stock of the Corporation, with or without par value, or of any other series of the same class and, if convertible, the conversion price or prices or the rate at which such conversion may be made and the method, if any, of adjusting the same;

(f)	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(g)
The restrictions, if any, on the payment of dividends upon, and the making of the distributions to any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(h)	Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(i)	Any other relative rights, preferences and limitations of the series.

II.
Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, before any dividends shall be declared and paid, or set apart for payment, on any other class of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or assets, with respect to the same dividend period.

III.
Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required by the terms of the certificate creating the series representing the shares outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock and after complying with all the provisions with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of any certificate creating any series of Preferred Stock with respect to the payment of dividends on any other class or classes of stock, declare and pay dividends on the Common Stock, and the Preferred Stock shall not be entitled to share therein.

IV.
Upon any liquidation, dissolution or winding-up of the Corporation, after payment, if any is required, shall have been made in full to the Preferred Stock as provided in any certificate creating any series thereof, but not prior thereto, the Common Stock shall, subject to the respective terms and provisions, if any, of any such certificate, be entitled to receive any and all assets remaining to be paid or distributed, and the Preferred Stock shall not be entitled to share therein.

V.
No holder of Common Stock or any series of Preferred Stock shall, as such holder, have any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into any such stock or to any right of subscription to, or to any warrant or option for, the purchase of any stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

VI.
The holders of the Common Stock shall have the right to vote on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise expressly provided with respect to the holders of any other class or classes of stock.

VII.
Series B Preferred Stock: The designation and amount, relative rights, preferences and limitations of the shares of Series B Preferred Stock, par value $0.01 per share, as fixed by the Board of Directors of the Corporation, are as follows:

Section 1.    Designation and Amount. The shares of such series shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.
Section 2.    Dividends and Distributions.
(A)    Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
(C)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
Section 3.    Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:
(A)    Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B)    Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C)    Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4.    Certain Restrictions.
(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;
(ii)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or
(iv)    redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5.    Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6.    Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7.    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8.    No Redemption. The shares of Series B Preferred Stock shall not be redeemable.
Section 9.    Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
Section 10.    Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

1.
The office of the Corporation shall be located in the County of Chemung, New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation, which may be served upon him, is P.O. Box 1507, Elmira, New York 14902.

2.	The duration of the Corporation shall be perpetual.

3.
Subject to the other provisions of this Certificate of Incorporation, the business of the Corporation shall be managed under the direction of its Board of Directors. The number of Directors constituting the Board of Directors shall be nine subject to increase or decrease from time to time as provided in the by-laws of the Corporation. Amendments of the by-laws by the shareholders shall require the affirmative vote of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class. Each Director elected by shareholders at or after the 2017 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office; provided, however, each Director elected by shareholders prior to the 2017 annual meeting of shareholders shall serve the term for which he or she was elected. Any and all vacancies in the Board of Directors, however occurring, including without limitation, by reason of any increase in size in the Board of Directors, or death, resignation, disqualification or removal of a Director, shall be filled solely by the election via an affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any director so elected shall serve until the next shareholder meeting held for the election of directors and until his or her successor has been elected and qualified. Any Director or the entire Board of Directors may be removed from office, only for cause, and only by the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

4.	The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served.

5.	Business Combinations.

5.1	For the purposes of this Article 9:

1.
The term “beneficial owner” and correlative terms shall have the meaning as set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any similar successor Rule. Without limitation and in addition to the foregoing, any shares of Voting Stock of this Corporation which any Major Stockholder has the right to vote or to acquire (i) pursuant to any agreement, (ii) by reason of tenders of shares by stockholders of the Corporation in connection with or pursuant to a tender offer made by such Major Stockholder (whether or not any tenders have been accepted, but excluding tenders which have been rejected), or (iii) upon the exercise of conversion rights, warrants, options or otherwise, shall be deemed “beneficially owned” by such Major Stockholder.

2.	The term “Business Combination” shall mean:

a.
any merger or consolidation (whether in a single transaction or a series of related transactions, including a series of separate transactions with a Major Stockholder, any Affiliate or Associate thereof or any Person acting in concert therewith) of this Corporation or any Subsidiary with or into a Major Stockholder or of a Major Stockholder into this Corporation or a Subsidiary;

b.
any sale, lease, exchange, transfer, distribution or other disposition, including without limitation, a mortgage, pledge or any other security device to or with a Major Stockholder by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transaction) of all, substantially all or any Substantial Part of the assets of this Corporation or a Subsidiary (including, without limitation, any securities of a Subsidiary);

c.
the purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all, substantially all or any Substantial Part of the assets or business of a Major Stockholder;

d.
the issuance of any securities, or of any rights, warrants or options to acquire any securities, of this Corporation or a Subsidiary to a Major Stockholder or the acquisition by this Corporation or a Subsidiary of any securities, or of any rights, warrants or options to acquire any securities, of a Major Stockholder;

e.
any reclassification of Voting Stock, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Stock of the Corporation or any Subsidiary thereof which is beneficially owned by a Major Stockholder;

f.
any plan or proposal for any partial or complete liquidation, spin off, split off or split up of the Corporation or any Subsidiary thereof proposed directly or indirectly by or on behalf of a Major Stockholder; and

g.	any agreement, contract or other arrangement providing for any of the transactions described herein.

3.
The term “Continuing Director” shall mean (i) a person who was a member of the Board of Directors of this Corporation immediately prior to the time that any then existing Major Stockholder became a Major Stockholder or (ii) a person elected to the Board of Directors at the 1986 Annual Meeting of Stockholders or (iii) a person designated (before initially become a director) as a Continuing Director by a majority of the then Continuing Directors. All references to a vote of the Continuing Directors shall mean a vote of the total number of Continuing Directors of the Corporation.

4.
The term “Major Stockholder” shall mean any Person which, together with its “Affiliates” and “Associates” (as defined in Rule 12-b-2 of the Securities Exchange Act of 1934, as amended, or any similar successor Rule) and any Person acting in concert therewith, is the beneficial owner of 10% or more of the votes held by the holders of the outstanding shares of the Voting Stock of this Corporation, and any Affiliate or Associate of a Major Stockholder, including a Person acting in concert therewith. The term “Major Stockholder” shall not include a Subsidiary of this Corporation, nor a Person who was a Major Stockholder on May 20, 1986.

5.
The term “Person” shall mean any individual, corporation, partnership or other person, group or entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, associate or group will be deemed a “Person”.

6.	The term “Subsidiary” shall mean any business entity 50% or more of which is beneficially owned by the Corporation.

7.
The term “Substantial Part”, as used in reference to the assets of the Corporation, of any Subsidiary or of any Major Stockholder means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is made.

8.
The term “Voting Stock”, shall mean the Common Stock and any other securities entitled to vote upon any action to be taken in connection with any Business Combination including stock or other securities convertible into Voting Stock.

5.2
Notwithstanding any other provisions of these Articles of Incorporation and except as set forth in 9.3 of this Article 9, neither the Corporation nor any Subsidiary shall be party to a Business Combination unless the Business Combination was approved by at least 75% of the outstanding Voting Stock of this Corporation and by at least 75% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder, provided , however , that such 75% vote of the outstanding stockholders and such 75% vote of the stockholders other than the Major Stockholder shall not be required and such Business Combination shall only required such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation, if

1.	The Business Combination was approved by the Board of Directors of the Corporation prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder; or

2.
The Major Stockholder involved in the Business Combination sought and obtained the unanimous prior approval of the Board of Directors to become a Major Stockholder and the Business Combination was approved by a majority of the Continuing Directors; or

3.	The Business Combination was approved by at least 75% of the Continuing Directors of the Corporation.

5.3
During the time a Major Stockholder exists, a resolution to voluntarily dissolve the Corporation shall be adopted only upon the vote by at least 75% of the outstanding Voting Stock of this Corporation and by at least 75% of the outstanding Voting Stock beneficially owned by stockholders other than any major Stockholder, providing , however , that such 75% vote of the outstanding stockholders and such 75% vote of the stockholders other than the Major Stockholder shall not be required and such Business Combination shall require only such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation if such dissolution was approved by the vote of at least 75% of the Continuing Directors of the Corporation.

5.4
The Board of Directors of the Corporation, when evaluating a Business Combination or the dissolution of the Corporation, shall give due consideration to all relevant factors, including without limitation the social and economic effects of such action or transaction upon the Corporation, its stockholders, employees, customers, vendors, suppliers and other constituencies, and on the communities in which the Corporation operates or is located.

5.5	As to any particular transaction, the Continuing Directors shall have the power and duty to determine, on the basis of information known to them:

1.	The amount of Voting Stock beneficially held by any Person;

2.	Whether a Person is an Affiliate or Associate of another;

3.	Whether a Person is acting in concert with another;

4.	Whether the assets subject to any Business Combination constitute a “Substantial Part: as herein defined;

5.	Whether a proposed transaction is subject to the provisions of this Article 9; and 12

6.	Any other matters with respect to which a determination is required under this Article 9. Any such determination shall be conclusive and binding for all purposes of this Article 9.

5.6
The affirmative vote of the Board of Directors, the Continuing Directors, or the Voting Stock required by this Article 9 is in addition to the vote otherwise required by law or this Certificate of Incorporation.

5.7
Any amendment, change or repeal of this Article 9 or any other amendment of this Certificate of Incorporation which would have the effect of modifying or permitting circumvention of the provisions of this Article 9 shall require approval by at least 75% of the outstanding voting Stock of the Corporation and at least 75% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder, provided , however , that such 75% vote of the outstanding stockholders and such 75% vote of the stockholders other than the Major Stockholder shall not be required and such Business Combination shall only require such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation if such amendment, change, repeal or other amendment was approved by the vote of at least 75% of the Continuing Directors of the Corporation.

5.8
The requirements and restrictions of this Article 9 relating to Business Combinations are in addition to the requirements and restrictions of Section 912 of the Business Corporation Law relating to Business Combinations but shall not limit any requirements or restrictions of said Section 912 relating to Business Combinations.

6.	The provisions of Section 912 of the Business Corporation Law shall apply to this Corporation.

7.
Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for damages for any breach of duty as a director, except to the extent that such exemption for liability or limitation thereof is not permitted under the Business Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this Article 11 by the stockholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification.